Exhibit 5.1

July 16, 2007	ATTORNEYS AT LAW 100 NORTH TAMPA ST., SUITE 2700 TAMPA, FLORIDA 33602-5810 P.O. BOX 3391 TAMPA, FLORIDA 33601-3391 813-229-2300 TEL 813-221-4210 FAX www.foley.com

FARO Technologies, Inc.

125 Technology Park

Lake Mary, Florida 32746

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-3 (333-121919) of FARO Technologies, Inc. (the “Issuer”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed issuance from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of an aggregate of up to $125,000,000 of the following securities of the Issuer: unsecured senior debt securities (the “Senior Debt Securities”), unsecured subordinated debt securities (“the Subordinated Debt Securities”), common stock, par value $0.001 per share (the “Common Shares”), warrants exercisable for Common Shares (the “Common Share Warrants”) and warrants exercisable for debt securities (the “Debt Securities Warrants”). The Senior Debt Securities, Subordinated Debt Securities, Common Shares, Common Share Warrants and Debt Securities Warrants are collectively referred to herein as the “Securities.”

In connection with the registration of the Securities, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Issuer, as presently in effect, (b) the proceedings of and actions taken by the Board of Directors of the Issuer, in connection with the registration of the Securities, and (c) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

1. When (a) appropriate corporate action has been taken by the Issuer to authorize the form, terms, execution and delivery of the Senior Debt Indenture and any supplemental indenture, each to be entered into between the Issuer and the Senior Indenture Trustee, (b) the Senior Debt Indenture and any such supplemental indenture have been duly executed and delivered by the Issuer, (c) appropriate corporate action has been taken by the Issuer to authorize the issuance and establish, in accordance with the Senior Debt Indenture, the form and terms of Senior Debt Securities, (d) such Senior Debt Securities have been duly executed and authenticated in accordance with the terms of the Senior Debt Indenture and, if applicable, a supplemental indenture thereto, and (e) such Senior Debt Securities are offered, issued and sold as contemplated in the Registration Statement, including the prospectus supplement relating to those Senior Debt Securities, against payment of the consideration therefor as provided in the applicable underwriting agreement, such Senior Debt Securities will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors' rights generally or by general principles of equity.

2. When (a) appropriate corporate action has been taken by the Issuer to authorize the form, terms, execution and delivery of the Subordinated Debt Indenture and any supplemental indenture, each to be

FARO Technologies, Inc.

July 16, 2007

entered into between the Issuer and the Subordinated Indenture Trustee, (b) the Subordinated Debt Indenture and any such supplemental indenture have been duly executed and delivered by the Issuer, (c) appropriate corporate action has been taken by the Issuer to authorize the issuance and establish, in accordance with the Subordinated Debt Indenture, the form and terms of Subordinated Debt Securities, (d) such Subordinated Debt Securities have been duly executed and authenticated in accordance with the terms of the Subordinated Debt Indenture and, if applicable, a supplemental indenture thereto, and (e) such Subordinated Debt Securities are offered, issued and sold as contemplated in the Registration Statement, including the prospectus supplement relating to those Subordinated Debt Securities, against payment of the consideration therefor as provided in the applicable underwriting agreement, such Subordinated Debt Securities will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors' rights generally or by general principles of equity.

3. When (a) appropriate corporate action has been taken by the Issuer to authorize the issuance of the Common Shares and (b) the Common Shares are offered, issued and sold as contemplated in the Registration Statement, including the Prospectus supplement relating to the Common Shares, against payment of the consideration therefor as provided in the applicable underwriting agreement, the Common Shares will have been validly issued and will be fully paid and non-assessable.

4. When (a) appropriate corporate action has been taken by the Issuer to authorize the form, terms, execution and delivery of the Warrant Agreement to be entered into between the Issuer and the Warrant Agent, (b) such Warrant Agreement has been duly executed and delivered by the Issuer, (c) appropriate corporate action has been taken by the Issuer to authorize the issuance of Common Stock, Senior Debt Securities or Subordinated Debt Securities, as the case may be, for which the Warrants are exercisable, (d) the Warrant Agent shall have duly executed, issued and delivered Warrants, all in the manner provided for in such Warrant Agreement and such corporate action, and (e) such Warrants are offered, issued and sold as contemplated in the Registration Statement, including the Prospectus supplement relating to those Common Share Warrants or Debt Securities Warrants, as the case may be, against payment of the consideration therefor as provided in the applicable underwriting agreement, such Warrants will entitle the holders thereof to the benefits provided therein and in the applicable Warrant Agreement.

The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

FARO Technologies, Inc.

July 16, 2007

We hereby consent to the inclusion of this opinion as Exhibit 5 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Foley & Lardner LLP
Foley & Lardner LLP